OMNICOM GROUP REPORTS FIRST QUARTER 2022 RESULTS

Revenue of $3,410.3 million decreased 0.5%, with organic growth of 11.9%
Charges arising from the effects of the war in Ukraine of $113.4 million included in Operating Profit
Operating profit of $353.0 million, $466.4 million Non-GAAP adjusted
Operating profit margin of 10.4%, 13.7% Non-GAAP adjusted
Diluted earnings per share of $0.83, $1.39 Non-GAAP adjusted
Stock repurchases of $300.3 million

NEW YORK, April 19, 2022 - Omnicom Group Inc. (NYSE: OMC) today announced results for the quarter ended March 31, 2022.

“Our strong momentum continued in the first quarter with 11.9% organic revenue growth, reflecting our persistent focus on achieving better outcomes for our clients across all our business disciplines," said John Wren, Chairman and Chief Executive Officer of Omnicom Group Inc. “We continued to invest in areas important to our clients’ growth, continued to make acquisitions in strategic areas of growth, and repurchased a significant amount of our shares. Despite uniquely challenging global events, we remain confident that our high-quality and diverse portfolio positions us strongly for future growth, both in 2022 and beyond."

$ in millions, except per share amounts	Three Months Ended March 31,
	Reported 2022	Non-GAAP Adjustments	Non-GAAP 2022 Adjusted	Reported 2021
Revenue	$3,410.3	$—	$3,410.3	$3,426.9
Operating Profit [1]	353.0	113.4	466.4	465.4
Operating Profit Margin	10.4%		13.7%	13.6%
Net Income [2]	173.8	118.2	292.0	287.8
Net Income per Share - Diluted [2]	$0.83	$0.56	$1.39	$1.33
EBITA [3]	372.4	113.4	485.8	485.3
EBITA Margin [3]	10.9%		14.2%	14.2%
Notes: 1) Operating Profit and margin for the three months ended March 31, 2022 include $113.4 million related to charges arising from the effects of the war in Ukraine; 2) Net Income and Net Income per Share are for Omnicom Group Inc. and include $118.2 million related to charges incurred in connection with the effects of the war in Ukraine; 3) See Reconciliation of Non-GAAP Financial Measures.

First Quarter 2022 Results

Revenues
Our worldwide revenue in the first quarter of 2022 continued to improve from the negative effects of the COVID-19 pandemic. Revenue decreased 0.5% to $3,410.3 million from $3,426.9 million in the first quarter of 2021. The components of the change in revenue included a decrease in revenue from the negative impact of foreign currency translation of 2.5%, a decrease in acquisition revenue, net of disposition revenue, of 9.9%
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principally in the Advertising & Media discipline in the United States, and an increase in revenue from organic growth of 11.9%.

Organic growth in the first quarter of 2022 compared to the first quarter of 2021 increased across all of our fundamental disciplines, including: 9.1% for Advertising & Media, 20.3% for Precision Marketing, 13.8% for Commerce & Brand Consulting, 68.0% for Experiential, 6.3% for Execution & Support, 14.0% for Public Relations and 7.7% for Healthcare.

Organic growth in the first quarter of 2022 compared to the first quarter of 2021 across our regional markets was as follows: 10.6% for the United States, 9.6% for Other North America, 10.3% for the United Kingdom, 13.8% for the Euro Markets & Other Europe, 11.1% for Asia Pacific, 9.3% for Latin America and 63.8% for the Middle East & Africa.

Expenses
Operating expenses increased $95.8 million, or 3.2%, to $3,057.3 million compared to the first quarter of 2021, including a decrease of 2.5% from the impact of foreign currency translation. Operating expenses reflect the charges incurred in connection with the effects of the war in Ukraine of $113.4 million, as described below. Salary and service costs, which tend to fluctuate with changes in revenue, decreased $53.2 million, or 2.1%, to $2,491.8 million, reflecting a decrease in third-party service costs of $198.6 million, partially offset by an increase in salary and related costs of $145.4 million. Third-party service costs, including proprietary media, decreased during the quarter due primarily to dispositions in the Advertising & Media discipline in the United States, partially offset by costs related to our organic growth in revenue. The increase in salary and related service costs resulted primarily from the increase in organic revenue, an increase in headcount, as well as an increase in travel and related costs. Occupancy and other costs, which are less directly linked to changes in revenue than salary and service costs, increased $8.6 million, or 2.9%, to $300.2 million compared to the first quarter of 2021, due to the return of our workforce to the office, partially offset by lower rent and other occupancy costs. SG&A expenses increased $25.1 million, or 35.1%, to $96.7 million compared to the first quarter of 2021, due to higher marketing, advertising, and professional fees, and increased new business activity.

Operating Profit
Operating profit decreased $112.4 million, or 24.2%, to $353.0 million compared to the first quarter of 2021, and our operating profit margin of 10.4% decreased from 13.6%, primarily as a result of the charges incurred in connection with the effects of the war in Ukraine of $113.4 million, which decreased our operating margin by 3.3%. Excluding the charges incurred in connection with the effects of the war in Ukraine, adjusted operating profit of $466.4 million increased 0.2%, and the adjusted operating profit margin was 13.7%.

Interest Expense
Net interest expense of $42.8 million in the first quarter of 2022 decreased $4.7 million, or 9.9%, compared to the first quarter of 2021. Interest expense on debt in the first quarter of 2022 decreased $0.9 million to $47.0 million, primarily as a result of the benefit from the early redemption in May 2021 of all the outstanding $1.250 billion principal amount of 3.625% Senior Notes due 2022, partially offset by the May 2021 issuance of $800 million of 2.60% Senior Notes due 2031 and the November 2021 issuance of £325 million of 2.25% Senior Notes due 2033.

Income Taxes
Our effective tax rate of 37.2% in the first quarter of 2022 increased from 26.8% in the first quarter of 2021. The higher effective tax rate for 2022 was predominantly the result of the non-deductibility of the $113.4 million in charges arising from the effects of the war in Ukraine.

Net Income – Omnicom Group Inc.
Net income - Omnicom Group Inc. for the first quarter of 2022 decreased $114.0 million, or 39.6%, to $173.8 million compared to the first quarter of 2021. The impact of charges arising from the effects of the war in Ukraine reduced net income - Omnicom Group Inc. by $118.2 million. Diluted shares outstanding decreased to 209.8 million, or 3.2%, from 216.8 million. Diluted net income per share of $0.83 decreased $0.50, or 37.6%, from $1.33 per share, including a reduction of $0.56 per share arising from the effects of the war in Ukraine. Excluding the charges incurred in connection with the effects of the war in Ukraine, adjusted diluted earnings per share of $1.39 increased 4.5%.

EBITA
EBITA in the first quarter of 2022 decreased $112.9 million, or 23.3%, to $372.4 million compared to the first quarter of 2021. Our EBITA margin of 10.9% decreased from 14.2%. EBITA and EBITA margin decreased primarily as a result of the charges arising from the effects of the war in Ukraine of $113.4 million, which reduced EBITA margin by 3.3%. Excluding the charges incurred in connection with the effects of the war in Ukraine, adjusted EBITA of $485.8 million increased 0.1%, and the adjusted EBITA margin was 14.2%.

Risks and Uncertainties
Global economic challenges, including the impact of the war in Ukraine, the COVID-19 pandemic, rising inflation and supply-chain disruptions could cause economic uncertainty and volatility. The impact of these issues on our business will vary by geographic market and discipline. We monitor economic conditions closely, as well as client revenue levels and other factors. In response to reductions in revenue, we can take actions to align our cost structure with changes in client demand and manage our working capital. However, there can be no assurance as to the effectiveness of our efforts to mitigate any impact of the current and future adverse economic conditions, reductions in client revenue, changes in client creditworthiness and other developments.

Impact of the War in Ukraine
We have historically conducted operations in Russia and Ukraine through local agencies in which we hold a majority stake. The minority partners in these agencies are local management, which report to the applicable Network management.
During the first quarter of 2022, the war in Ukraine required us to suspend our business operations in Ukraine. The war resulted in the imposition of sanctions by the United States, the United Kingdom, and the European Union that affect the cross-border operations of businesses operating in Russia. In addition, Russian regulators have imposed currency restrictions and regulations that created uncertainty regarding our ability to recover our investment in our businesses in Russia, as well as our ability to exercise control over the operations. Also, many multinational companies, including many of our large clients, ceased or suspended their operations in Russia. Therefore, the ability to continue operations in Russia without additional funding, which we will not provide, is uncertain.
As a result, we have sold, or committed to dispose of, all of our businesses in Russia. Accordingly, we recorded pre-tax charges of $113.4 million in the first quarter of 2022 primarily consisting of the net investment in our Russian businesses, and also including charges related to the suspension of operations in Ukraine. The impact of the Russia and Ukraine operations as of and for the quarter ended March 31, 2022 was not material to our consolidated revenue, operating profit, and financial position and is not expected to be material for the full year.
We will continue to monitor these ongoing geopolitical events, evaluate available options to seek to mitigate further risk of loss and continue to evaluate the impact, if any, on our goodwill impairment test, which will be performed in June 2022.

COVID-19 Update
Beginning in March 2020 and continuing through the first quarter of 2021, our business experienced the effects from reductions in client spending due to the economic impact related to the COVID-19 pandemic. While mixed by business and geography, the spending reductions impacted all our businesses and markets. Globally, the most impacted businesses were our Experiential discipline, especially in our event marketing businesses, and our Execution & Support discipline, primarily in field marketing. Most of our markets began to improve versus the prior year in March 2021, and the improvement continued through the first quarter of 2022 as clients substantially increased their spending on our services.

Definitions - Components of Revenue Change
We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the description above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

Conference Call
Omnicom will host a conference call to review its financial results on Tuesday, April 19, 2022 at 4:30 p.m. EDT. Participants can listen to the conference call by calling 844-291-6362 (domestic) or 234-720-6995 (international), along with access code 1468163. The call will also be simulcast and archived on our investor relations website.

Corporate Responsibility
At Omnicom, we are committed to promoting responsible practices and making positive contributions to society around the globe. Please explore our website (csr.omnicomgroup.com) for highlights of our progress across the four areas on which we focus: People, Community, Environment and Governance.

About Omnicom Group Inc.
Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 70 countries. Follow us on Twitter for the latest news.

Contact

Investors:	Gregory Lundberg	greg.lundberg@omnicomgroup.com
Media:	Joanne Trout	joanne.trout@omnicomgroup.com

Non-GAAP Financial Measures
We use certain non-GAAP financial measures in describing our performance. We use EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements
Certain statements in this press release constitute forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements, orally or in writing. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial position, or otherwise, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include: adverse economic conditions, including those caused by the impact of the war in Ukraine and the COVID-19 pandemic, severe and sustained inflation in countries that comprise our major markets, supply chain issues affecting the distribution of our clients’ products; international, national or local economic conditions that could adversely affect the Company or its clients; losses on media purchases and production costs incurred on behalf of clients; reductions in client spending, a slowdown in client payments and a deterioration or a disruption in the credit markets; the ability to attract new clients and retain existing clients in the manner anticipated; changes in client advertising, marketing and corporate communications requirements; failure to manage potential conflicts of interest between or among clients; unanticipated changes relating to competitive factors in the advertising, marketing and corporate communications industries; the ability to hire and retain key personnel; currency exchange rate fluctuations; reliance on information technology systems; changes in legislation or governmental regulations affecting the Company or its clients; risks associated with assumptions the Company makes in connection with its critical accounting estimates and legal proceedings; and the Company’s international operations, which are subject to the risks of currency repatriation restrictions, social or political conditions and regulatory environment. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Omnicom Group Inc.
Consolidated Statements of Income
Three Months Ended March 31
(Unaudited)
(Dollars in Millions, Except Per Share Data)

	2022	2021

Revenue	$3,410.3	$3,426.9
Operating Expenses:
Salary and service costs	2,491.8	2,545.0
Occupancy and other costs	300.2	291.6
Charges arising from the effects of the war in Ukraine	113.4	—
Costs of services	2,905.4	2,836.6
Selling, general and administrative expenses	96.7	71.6
Depreciation and amortization	55.2	53.3
	3,057.3	2,961.5
Operating Profit	353.0	465.4
Interest Expense	51.0	53.8
Interest Income	8.2	6.3
Income Before Income Taxes	310.2	417.9
Income Tax Expense	115.5	111.9
Loss From Equity Method Investments	(0.1)	—
Net Income	194.6	306.0
Net Income Attributed To Noncontrolling Interests	20.8	18.2
Net Income - Omnicom Group Inc.	$173.8	$287.8

Net Income Per Share - Omnicom Group Inc.
Basic	$0.83	$1.33
Diluted	$0.83	$1.33

Weighted average shares (in millions)
Basic	208.3	215.6
Diluted	209.8	216.8

Dividends Declared Per Common Share	$0.70	$0.70

Omnicom Group Inc.
Detail of Operating Expenses
Three Months Ended March 31
(Unaudited)
(Dollars in Millions)

	2022	2021
Operating Expenses:
Salary and service costs
Salary and related service costs	$1,794.6	$1,649.2
Third-party service costs	697.2	895.8
Occupancy and other costs	300.2	291.6
Charges arising from the effects of the war in Ukraine	113.4	—
Costs of services	2,905.4	2,836.6
Selling, general and administrative expenses	96.7	71.6
Depreciation and amortization	55.2	53.3
Total Operating Expenses	$3,057.3	$2,961.5

Omnicom Group Inc.
Reconciliation of Non-GAAP Financial Measures - EBITA
Three Months Ended March 31
(Unaudited)
(Dollars in Millions)

	2022	2021

Net Income - Omnicom Group Inc.	$173.8	$287.8
Net Income Attributed To Noncontrolling Interests	20.8	18.2
Net Income	194.6	306.0
Loss From Equity Method Investments	(0.1)	—
Income Tax Expense	115.5	111.9
Income Before Income Taxes	310.2	417.9
Interest Income	8.2	6.3
Interest Expense	51.0	53.8
Operating Profit	353.0	465.4
Add back: Amortization of intangible assets	19.4	19.9
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$372.4	$485.3

Revenue	$3,410.3	$3,426.9
EBITA	$372.4	$485.3
EBITA Margin %	10.9%	14.2%
The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.
Adjusted Non-GAAP Financial Measures
Three Months Ended March 31
(Unaudited)

	First Quarter
	Reported 2022	Non-GAAP Adjustments(b)	Non-GAAP 2022 Adjusted	Reported 2021
Revenue	$3,410.3	$—	$3,410.3	$3,426.9

Operating expenses	3,057.3	(113.4)	2,943.9	2,961.5
Operating Profit	353.0	113.4	466.4	465.4
Operating Profit Margin %	10.4%		13.7%	13.6%

Add back: Amortization of intangible assets	19.4	—	19.4	19.9
EBITA (a)	$372.4	$113.4	$485.8	$485.3
EBITA Margin % (a)	10.9%		14.2%	14.2%

	First Quarter
	Reported 2022	Non-GAAP Adjustments (b)	Non-GAAP 2022 Adjusted	Reported 2021
Net Income - Omnicom Group Inc., Reported(a)	$173.8	$—	$173.8	$287.8

Charges arising from the effects of the war in Ukraine	—	113.4	113.4	—
Income tax expense related to the effects of the war in Ukraine	—	4.8	4.8	—

Net Income - Omnicom Group Inc., Adjusted	$173.8	$118.2	$292.0	$287.8

Diluted Shares (millions)	209.8	209.8	209.8	216.8

Net Income per diluted share - Omnicom Group Inc., Non-GAAP Adjusted	$0.83	$0.56	$1.39	$1.33

(a)     See Non-GAAP reconciliation on page 8
(b)     In the first quarter of 2022, we recorded a pre-tax charge of $113.4 million in Operating Expenses and an additional $4.8 million of Income Tax, and a reduction to Net Income of $118.2 million, or $0.56 per share, in connection with charges arising from the effects of the war in Ukraine.

Omnicom Group Inc.
Reconciliations of Non-GAAP Financial Measures - Effects of the war in Ukraine
Three Months Ended March 31
(Unaudited)
(Dollars in Millions, Except Per Share Data)

	Non-GAAP Adjusted
	EBITA	Operating Profit
Net Income - Omnicom Group Inc.	$173.8	$173.8
Net Income Attributed To Noncontrolling Interests	20.8	20.8
Net Income	194.6	194.6
Income (Loss) From Equity Method Investments	(0.1)	(0.1)
Income Tax Expense	115.5	115.5
Income Before Income Taxes	310.2	310.2
Net Interest Expense	42.8	42.8
Operating Profit - Reported	353.0	353.0
Charges arising from the effects of the war in Ukraine		113.4
Non-GAAP Operating Profit - Adjusted		$466.4
Amortization of Intangible Assets	19.4
EBITA - Reported	372.4
Charges arising from the effects of the war in Ukraine	113.4
Non-GAAP EBITA - Adjusted	$485.8

	Non-GAAP Adjusted
	Net Income - Omnicom Group Inc.	Diluted Shares	Net Income per Share - Diluted
Net Income - Omnicom Group Inc. - Reported	$173.8	209.8	$0.83
Charges arising from the effects of the war in Ukraine	118.2	209.8	0.56
Non-GAAP Net Income - Omnicom Group Inc. - Adjusted	$292.0	209.8	$1.39

Non-GAAP Adjusted Income Tax Expense
Net Income - Omnicom Group Inc.	$173.8
Net Income Attributed To Noncontrolling Interests	20.8
Net Income - Reported	194.6
Income (Loss) From Equity Method Investments	(0.1)
Income Tax Expense - Reported	115.5
Income Before Income Taxes	$310.2

Income Tax Expense - Reported	115.5
Income tax expense related to charges arising from the effects of the war in Ukraine	(4.8)
Non-GAAP Income Tax Expense - Adjusted	$110.7

The above tables reconcile the GAAP financial measure of Net Income – Omnicom Group Inc. to the non-GAAP financial measures of EBITA Adjusted, Operating Profit Adjusted, Income Tax Expense Adjusted, Net Income - Omnicom Group Inc. Adjusted and Net Income per share - Diluted Adjusted for the period presented. Management believes excluding the charges arising from the effects of the war in Ukraine provides investors with a better picture of the performance of the business during the period presented.